UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 18, 2005

                                JUMP'N JAX, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            UTAH                    000-51140                     87-0649332
----------------------------       ------------              -------------------
(State or other jurisdiction       (Commission                 (IRS Employer
      of incorporation)            File Number)              Identification No.)

                3270 South 1100 West, South Salt Lake, Utah 84119
                -------------------------------------------------
                    (Address of principal executive offices)

Registrant's telephone number, including area code: (801) 209-0545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))



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                                    FORM 8-K

Section 5 - Corporate Governance

Item 5.02      Departure  of  Directors  or  Principal  Officers;   Election  of
               Directors; Appointment of Principal Officers.

     On August 18, 2005, at a special meeting of the Jump'n Jax, Inc. board of directors, the board accepted the resignation of James Todd Wheeler as a director, President and Chief Executive Officer of the company. Mr. Wheeler resigned for personal reasons and not due to any disagreement or conflict with Jump'n Jax. Mr. Wheeler has been responsible for the day-to-day operations of our business and will no longer have an association with the company.

     As a result of Mr. Wheeler's resignation, we have two remaining directors. The board has determined not to immediately appoint a successor to Mr. Wheeler. Lane S. Clissold, a director and Vice President, will assume the position of Acting President until such time as the board has the opportunity to fully assess the situation and consider new nominees to the board.

Section 8 - Other Events

Item 8.01      Other Events

     Also at the special meeting of the board of directors held August 18, 2005, the board discussed the current business and financial condition of our company and future prospects of our current business operations. With the resignation of Mr. Wheeler, we must find someone to replace him to oversee our day-to-day business operations. Until such time, we will have to rely on independent contractors to maintain our ongoing business activities.

     The board discussed the fact that our revenues for the first six months of 2005 declined 32% when compared to same period of 2004. Management has attributed this decrease in revenue to inclement and rainy weather that hindered the outdoor rentals of our recreational bounce houses. We have also experienced an increase in competition, which our board believes may intensify in the foreseeable future. Further, it is important to note that in the past we have relied upon funds from our two remaining directors to help finance our operations and to maintain our liquidity. In light of Mr. Wheeler's resignation, declining revenues and increased competition, there can be no assurance that our directors will continue to provide the necessary capital to maintain our viability as a going concern. Accordingly, the board has determined that in the best interest of the company and our stockholders, we should begin to explore the possibility of alternative businesses in which the company may become engaged.

     We have decided to continue our current business of leasing inflatable balloon bounce houses for parties and outdoor activities in Southern Utah. However, because of the current situation it is uncertain as to how long we can continue our operations or whether we will have sufficient funds to maintain our viability. Due to the uncertain future business outlook, we will begin to look at other businesses and business opportunities. There can be no assurance that we can continue as a going business concern or that we will be successful in becoming engaged in a new business enterprise.

     In looking at possible new business ventures, we may seek out and investigate possible business opportunities for the purpose of possibly acquiring or merging with one or more business ventures. At this time, we do not intend to limit our search to any particular industry or type of business. As of the date hereof, we have not identified any possible new business venture, nor have we entered into an arrangement or agreement regarding any new business. However, it is likely that if we enter into an acquisition or merger agreement to acquire a new business, there may be a change in control of our company and our shareholders may experience substantial dilution in their stockholdings.




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

     The board of directors has also proposed that we effect a reverse stock split of our issued and outstanding shares of common stock in order to make our capital structure more attractive in the event we locate one or more business opportunities to acquire or merge with. The board will make a subsequent announcement about a formal proposal for such a split. Currently the board is suggesting that a reverse split approximately be on a one share for twelve shares basis.

Notes about Forward-looking Statements

     Statements contained in this Current Report which are not historical facts may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward- looking statements are based on current expectations and the current economic environment. Jump'n Jax cautions the reader that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.


                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 JUMP'N JAX, INC.



Date:  August 23, 2005                  By         /S/ LANE S. CLISSOLD
                                           -------------------------------------
                                            Lane S. Clissold
                                            Acting President and Director


Date:  August 23, 2005                  By         /S/ STEVEN D. MOULTON
                                           -------------------------------------
                                            Steven D. Moulton
                                            Secretary and Director


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